Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-276998) of Prairie Operating Co. of our report dated March 14, 2024, relating to the consolidated financial statements of Nickel Road Operating LLC and Subsidiaries as of and for the years ended December 31, 2023 and 2022, appearing in the Amendment No. 2 to the Current Report on Form 8-K of Prairie Operating Co dated March 19, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/S/ Moss Adams LLP

Denver, Colorado

March 19, 2024